Exhibit 99.1
Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOYD GAMING ANNOUNCES AGREEMENT TO SELL DANIA JAI-ALAI

LAS VEGAS - FEBRUARY 28, 2013 - Boyd Gaming Corporation (NYSE: BYD) today announced that it has entered into a definitive agreement to sell the assets of Dania Jai-Alai in Dania Beach, Fla., to Dania Entertainment Center, LLC, for $65.5 million in cash.

As part of the agreement, Dania Entertainment has dismissed with prejudice its lawsuit filed in November 2011, following Boyd Gaming's termination of the initial sale agreement. As part of the agreement, the $7 million deposit previously paid by Dania Entertainment to Boyd Gaming will be applied to the purchase price.

Subject to terms of the definitive agreement and satisfaction of closing conditions, the transaction is expected to close on or before May 24, 2013. The Company intends to use proceeds for general corporate purposes, including the repayment of debt.

Upon execution of the purchase agreement, Dania Entertainment paid Boyd Gaming a non-refundable deposit of $4 million. The full amount of the deposit will be applied to the purchase price upon closing of the transaction.

“Our Company's primary focus is on strengthening our balance sheet, and the sale of this non-strategic asset is another significant step toward that goal,” said Keith Smith, President and Chief Executive Officer of Boyd Gaming.

About Boyd Gaming
Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 22 gaming entertainment properties located in Nevada, New Jersey, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) statements regarding the transactions contemplated by the purchase agreement and Boyd Gaming's expectations regarding the timing of the closing. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in each such statement. Factors that could cause actual results to differ include (without limitation) the possibility that the transactions contemplated by the purchase agreement will not close on the expected terms, or at all; that the purchaser will not have sufficient financing, litigation, regulatory matters or the satisfaction or waiver of any of the closing conditions that could delay or prevent the closing; and changes to the financial conditions of the parties or the economic conditions in the areas in which they operate. Additional factors are discussed in Part I, Item 1A, “Risk Factors” in Boyd Gaming's Annual Report on Form 10-K for the year ended December 31, 2011, and in Boyd Gaming's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.

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